Consent of Independent Registered Public Accounting Firm

The Board of Directors

Western Asset Middle Market Income Fund Inc.

We consent to the use of our report dated July 15, 2014, included herein, with respect to the statement of assets and liabilities (in organization) of Western Asset Middle Market Income Fund Inc. as of June 23, 2014, and the related statement of operations (in organization) for the period from May 16, 2014 to June 23, 2014, incorporated herein, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

/S/ KPMG LLP

New York, New York

August 25, 2014